Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to (i) the inclusion in this Current Report on Form 8-K of Talos Energy Inc. (the “Form 8-K”) of our reports dated February 7, 2018, January 13, 2017, and March 28, 2016, containing information relating to Talos Energy LLC’s estimated reserves as of December 31, 2017, 2016 and 2015, respectively, and (ii) all references to our firm in the Form 8-K and to the incorporation by reference of said reports in the Registration Statement on Form S-8 of Talos Energy Inc. (File No. 333-225058).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

September 20, 2018